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                                                                      EXHIBIT 22

                              LIST OF SUBSIDIARIES

1.   Vans Footwear International, Inc., a California corporation
2.   Vans Far East Limited, a Hong Kong company
3.   Vans International, Inc., a Virgin Islands corporation
4.   Vans Latin America, Inc., a Bahamas corporation
5.   Vans Latinoamericana (Mexico) S.A. de C.V., a Mexico corporation